Exhibit 10.7

Execution Version

May 2, 2023

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Ladies and Gentlemen:

Reference is made to that certain (a) Backstop Agreement, dated as of the date hereof (the “Backstop Agreement”), by and among the investors party thereto (the “Investors”), including CFIP2 ALLE LLC (“Fortress”, and together with its permitted Transferees (as defined in the Backstop Agreement), the “Fortress Investors”), Hunter Ventures Limited (the “Noteholder”), Allurion Technologies Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (as defined below) (“Pubco”), and Allurion Technologies, Inc., a Delaware corporation (the “Company”) and (b) Bridging Agreement, dated as of February 9, 2023 (the “Bridging Agreement”), by and among the Company, as borrower and Fortress Credit Corp., as a lender (in such capacity, a “Lender”), and as administrative agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the respective meanings ascribed to such terms in the Backstop Agreement.

Whereas, as inducement to the Investors to enter into the Backstop Agreement and perform their obligations thereunder, Pubco agreed, among other things, to issue the Backstop Shares on the terms and conditions set forth therein;

Whereas, pursuant to Section 6.01(t) of the Fortress Credit Agreement (as defined in the Business Combination Agreement), as a condition precedent to the initial funding under the Fortress Credit Agreement, the applicable Lenders shall be issued 250,000 shares of Pubco’s common stock (the “Base Credit Agreement Shares”), plus up to an additional 750,000 shares of Pubco’s common stock (the “Additional Credit Agreement Shares”, and together with the Base Credit Agreement Shares, the “Credit Agreement Shares”); and

Whereas, the amount of Additional Credit Agreement Shares to be issued to the Lenders, if any, shall be determined by Pubco and the Lenders by reference to Net Closing Cash, as defined in the Business Combination Agreement (as in effect on the date hereof).

In consideration of the foregoing and for other good and valuable consideration, the undersigned parties hereby agree as follows:

1. Additional Credit Agreement Shares. Notwithstanding anything to the contrary in the Bridging Agreement or the Fortress Credit Agreement, including any exhibits or schedules thereto, in the event that Backstop Shares are issued to the Fortress Investors pursuant to Section 1(d) of the Backstop Agreement:

(a)	the maximum number of Additional Credit Agreement Shares that may be issued to the Fortress Investors pursuant to Section 6.01(t) of the Fortress Credit Agreement shall be reduced by the number of such Backstop Shares so issued to the Fortress Investors pursuant to Section 1(d)(2) of the Backstop Agreement (such reduced number of Additional Credit Agreement Shares being herein referred to as the “Reduced Additional Credit Agreement Share Amount”);

(b)	on the Closing Date (as defined in the Fortress Credit Agreement), and otherwise pursuant to the terms and conditions of the Fortress Credit Agreement, Pubco shall issue to the applicable Lenders a number of Additional Credit Agreement Shares equal to the Reduced Additional Credit Agreement Share Amount multiplied by the Net Closing Cash Percentage (as defined in the Business Combination Agreement); and

(c)	(i) in the event Backstop Shares are issued to the Fortress Investors pursuant to Section 1(d)(1) of the Backstop Agreement, no Additional Credit Agreement Shares shall be issuable to the Fortress Investor pursuant to Section 6.01(t) of the Fortress Credit Agreement, and (ii) in the event Backstop Shares are issued to the Fortress Investor pursuant to Section 1(d)(2) of the Backstop Agreement, then the maximum number of Additional Credit Agreement Shares issuable to the Fortress Investor pursuant to Section 6.01(t) of the Fortress Credit Agreement shall not exceed the Reduced Additional Credit Agreement Share Amount as computed pursuant to Section 1(a) above.

2. Delivery of Shares. Notwithstanding anything to the contrary in the Backstop Agreement, the Bridging Agreement, the Fortress Credit Agreement or any other document or agreement, any Backstop Shares issuable to any Fortress Investor in accordance with the provisions of the Backstop Agreement, together with any Additional Credit Agreement Shares issuable to the Lenders as described herein, shall be issued at the same time on the same date and concurrently with the consummation of the Final Merger Closing, in each case as a condition precedent to the initial funding under the Fortress Credit Agreement (as provided in Section 6.01(t) thereof).

3. “Most Favored Nations” Provision. Notwithstanding anything to the contrary in the Backstop Agreement or any other document or agreement related thereto or any transaction related thereto, the Company agrees that, unless offered to the Fortress Investors in accordance with this Section 3, no Investor, Purchaser (as defined in the Note Purchase Agreement), other than the Noteholder, or any other Person, or any of their respective affiliates, successors or assigns (collectively, “Subject Persons”, and each, a “Subject Person”), shall directly or indirectly, in one transaction or a series of transactions, receive any consideration, fee, discount or other incentive (however characterized and whether in the form of cash, securities or other assets) in connection with the Backstop Agreement, any related document or agreement or any transaction related thereto (any such consideration, fee, discount or other incentive, “Additional Consideration”) which is in excess of the analogous and proportional consideration, fee, discount or other incentive paid to any Fortress Investor in connection with the Backstop Agreement and the transactions contemplated thereby and the Company agrees that it will not take any action, nor will it permit any action to be taken or event to occur, that would result in any of the relative rights of any Fortress Investor being treated disproportionately adverse as compared to the relative rights of any Subject Person. If any Additional Consideration is offered or paid to any Subject Person, the Company shall promptly notify Fortress and offer Additional Consideration to each Fortress Investor on the same or more favorable terms and conditions as the Additional Consideration offered to any such Subject Person.

4. Interim Financing. Fortress Agent and Fortress Lender hereby waive the condition precedent set forth in Section 1.01(b) of the Bridging Agreement, requiring on or prior to the earlier of April 30, 2023 and the business day occurring immediately prior to the Closing Date (as defined in the Bridging Agreement), the consummation of one or more private (i) sales of the Company’s Equity Interests (as defined in the Bridging Agreement) or (ii) incurrences of Indebtedness (as defined in the Bridging Agreement) for borrowed money resulting in aggregate net proceeds to the Company of at least $15,000,000.

5. Tax Matters.

(a)	None of Pubco, the Company or any other applicable withholding agent shall be entitled to deduct or withhold (or cause to be deducted or withheld) taxes from any amounts payable to the Fortress Investors or the Lenders pursuant to this Agreement, the Backstop Agreement or the Fortress Credit Agreement; provided, that if Pubco would otherwise be required to establish a reserve on its financial statements for contingent taxes or with respect to uncertain tax positions, in either case, under United States generally accepted accounting principles and solely as a result of the failure to make any such deduction or withholding with respect to the issuance of Backstop Shares pursuant to the Backstop Agreement (as determined by Deloitte & Touche LLP or such other nationally recognized accounting firm mutually acceptable to Pubco and Fortress), then if Pubco (a) provides Fortress with written notice of its intention to deduct and withhold as promptly as reasonably practicable and (b) uses reasonable best efforts to cooperate with Fortress to reduce or eliminate such deduction and withholding, Pubco or such other applicable withholding agent shall be permitted to deduct or withhold taxes to the extent required by applicable law. To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement, the Backstop Agreement and the Fortress Credit Agreement as having been paid to the Fortress Investors or the Lenders, as applicable, in respect of which such deduction and withholding was made.

(b)	The parties hereto (i) intend that any Additional Credit Agreement Shares issued pursuant to the Fortress Credit Agreement and any Backstop Shares issued pursuant to the Backstop Agreement shall, in each case, be treated as a non-reportable payment for all tax purposes and (ii) agree not to take and to not cause or permit their affiliates to take, any position that is inconsistent with this Section 5(b) on any tax return or for any other tax purpose unless otherwise required by applicable law.

6. Binding Nature. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Backstop Agreement; provided that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Fortress.

7. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior and/or contemporaneous understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

8. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

9. Counterparts. This Agreement may be executed in two (2) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.   Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 and 5-1402 of the New York General Obligations Law shall apply.

[Signature pages to follow]

If the foregoing correctly sets forth our understanding of the subject matter hereof, please so indicate by executing this Agreement in the space provided below.

Very truly yours,

ALLURION TECHNOLOGIES, INC

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

[Signature Page to Fortress Side Letter]

Agreed and Accepted:

CFIP2 ALLE LLC

By	/s/ Paul Lyons
	Name:	Paul Lyons
	Title:	CFO

AGENT:

FORTRESS CREDIT CORP.

By	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	CFO

LENDER:

FORTRESS CREDIT CORP.

By	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	CFO

[Signature Page to Fortress Side Letter]